Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Michael DeVeau

Chief Investor Relations & Communications Officers

212.708.7164

Michael.DeVeau@iff.com

IFF Appoints Nicolas Mirzayantz President of IFF’s Nourish Division

Christophe de Villeplee to Assume the Role of President, Scent

New York – July 28, 2021 – IFF (NYSE: IFF) today announced that Nicolas Mirzayantz, current President, Scent, has been appointed President of IFF’s Nourish division, effective September 1, 2021. Mr. Mirzayantz will succeed Kathy Fortmann, current President, Nourish, who has decided to pursue other opportunities outside of IFF. IFF veteran and current President, Global Consumer Fragrances, Christophe de Villeplee, will transition into the role of President, Scent.

“We could not be more pleased to have Nicolas lead our Nourish division,” said IFF Chairman and CEO, Andreas Fibig. “Nicolas is joining a Nourish division with a tremendous opportunity to build on significant sales momentum and strong customer interest in IFF’s differentiated portfolio and capabilities. He has been an invaluable member of our leadership team, with an unparalleled ability to create a culture of innovation and deliver creative and winning solutions to our customers while consistently strengthening the business through growth and margin expansion. Nicolas has transformed our Scent division into the global fragrance leader it is today, and I am confident that he will bring to Nourish the same passion, culture of breakthrough innovation, financial prowess and commitment needed to drive continued momentum with Nourish. I also want to thank Kathy for her leadership at a pivotal time for Nourish and we wish her the best as she embarks on her next chapter.”

Mr. Mirzayantz, who has had a 33-year career with the Company, brings decades of industry experience to his new role. During his 14-year tenure as President of the Scent division, Mr. Mirzayantz led a compound annual growth rate of approximately 5%, while continuously expanding profit margin. Previously, Mr. Mirzayantz served as Regional Manager, North America, during which he led IFF’s North American Flavors and Fragrances division.

As President, Nourish, Mr. Mirzayantz will focus on leveraging the division’s best-in-class product portfolio and world-class innovation to create unmatched solutions for customers that drive industry-leading growth. Together with an incredibly talented Nourish team, Mr. Mirzayantz will partner with customers of all sizes to shape the future of the global food and beverage experience for IFF’s stakeholders.

“Since joining IFF more than 30 years ago, I have had the privilege of working closely together with each of the Company’s divisions, including Nourish,” said Nicolas Mirzayantz, President, Scent. “The opportunity for our Nourish division is significant and I know that I will be joining an impressive, creative team that is laser-focused on delivering industry-defining solutions for our customers. I’m equally pleased to know that Scent will continue its strong momentum with Christophe. I have had the privilege to work with him for the past 22 years and I know firsthand that he has the expertise and experience necessary to successfully lead the division into the future while upholding IFF’s collaborative, innovative and purpose-driven culture.”

iff.com

Mr. de Villeplee, who currently serves as President, Global Consumer Fragrances, will assume Mr. Mirzayantz’ current role of President, Scent effective September 1, 2021. Drawing upon his long career with IFF and 30 years of experience within the fragrance sector, Mr. de Villeplee will play an instrumental role in leading the Scent division’s continued creative discoveries and scientific breakthroughs, positioning IFF’s Scent division as the industry’s leading fragrance creation and solutions provider.

Added Mr. Fibig: “I firmly believe that Christophe is the right leader for the IFF Scent division. He brings more than two decades of experience growing our customer relationships in consumer and fine fragrance globally and is well-positioned to oversee Scent’s future growth. I am excited to have him join our Executive Committee and know that he will continue to have successes leading our Scent division.”

“I am both proud and excited to start my new role as President of IFF’s Scent division and to lead such a passionate group of IFFers,” said Mr. de Villeplee. “Having worked closely with Nicolas for 22 years in the Scent division, I look forward to building on the incredible momentum that we have created to deliver continued innovation and growth for the division and our customers for years to come.”

# # #

Welcome to IFF

At IFF (NYSE: IFF), an industry leader in food, beverage, scent, health and biosciences, science and creativity meet to create essential solutions for a better world – from global icons to unexpected innovations and experiences. With the beauty of art and the precision of science, we are an international collective of thinkers who partners with customers to bring scents, tastes, experiences, ingredients and solutions for products the world craves. Together, we will do more good for people and planet. Learn more at iff.com, Twitter, Facebook, Instagram, and LinkedIn.